Global Boatworks Closes on Sale of Luxuria Floating Vessel

Eliminates all Convertible Debt from Balance Sheet

April 30, 2019, Pompano Beach, FL — Global Boatworks Holdings Inc. (OTC: GBBT), builder of luxury floating vessels, is pleased to announce that it has completed the sale of the Luxuria, the second sale of one of its luxury floating vessels.

The sale of the Luxuria allowed the Company to pay down the Company’s liabilities and eliminate convertible debt from its balance sheet. The Company had entered into a Note Settlement Agreement with St. George Investments and Tonaquint Inc., lenders that had a secured interest in the Luxuria. St. George and Tonaquint agreed to release their liens upon payment from the sale proceeds and an additional payment of $70,000 in September 2019. This agreement eliminates the last of the convertible debt on the Company’s balance sheet.

“The sale of the Luxuria has allowed us to clean up our balance sheet,” said Global Boatworks CEO Robert Rowe. “The media coverage that the Luxuria garnered generated a lot of interest in the Company and our luxury floating vessels. We took the opportunity to sell the Luxuria now so we will be positioned to take on financing as needed to build additional vessels or fulfill orders as opportunities arise.”

About Global Boatworks, LLC:

Global Boatworks, LLC is a multifaceted boat-building and vacation-rental company that operates out of Pompano Beach, Florida. The Company has previously built and sold a highly successful rental houseboat in Boston, and has designed a state-of-the-art luxury floating vessel, the Luxuria. The Luxuria series of floating vessels feature: Floor-to-ceiling windows; a chef-quality kitchen; spacious bedrooms; spa-like bathrooms; big-screen TV; two large decks; and two outboard engines.

Forward Looking Statements

Statements regarding financial matters in this press release other than historical facts are “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such statements about the Company’s future expectations, including future revenues and earnings, technology efficacy and all other forward-looking statements be subject to the safe harbors created thereby. The Company is a development stage company who continues to be dependent upon outside capital to sustain its existence. Since these statements (future operational results and sales) involve risks and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results.

Contact:	Robert Rowe, Global Boatworks Holdings, Inc.
(954) 934-9400